Exhibit 99.1
CONFERENCE CALL TRANSCRIPT
SAIA – Q2 EARNINGS CONFERENCE CALL EVENT
DATE/TIME: July 27, 2012/10:030AM EST

Operator

Good day, ladies and gentlemen, and welcome to the Saia, Inc. second-quarter 2012 results call. As a reminder, this conference is being recorded. At this time I would like to turn the conference over to Ms. Renée McKenzie. Please go ahead.

Renée McKenzie - Saia, Inc. — Treasurer

Thank you. Good morning and welcome to Saia’s second-quarter 2012 conference call. Hosting today’s call our Rick O’Dell, Saia’s President and Chief Executive Officer; and Jim Darby, our Vice President of Finance and Chief Financial Officer.

Before we begin, you should know that during this call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on these risk factors that could cause actual results to differ.

Now I’d like to turn the call over to Rick O’Dell.

Rick O’Dell - Saia, Inc. — President, CEO

Well, good morning, and thank you for joining us to discuss Saia’s second-quarter results. I’m pleased to report that Saia delivered record earnings in the second quarter. In fact, we earned more in the second quarter of 2012 than we did in all of 2011.

While there are many items that contributed to these results at their core, our success was because of the hard work and dedication by every member of the Saia team. It is also gratifying that we achieved these meaningful improvements across a number of targeted areas. Let me get started by reviewing some highlights from the quarter compared to the second quarter of last year.

Revenue was $288 million, up 8%; earnings per share were $0.72 versus $0.21; our operating ratio was 92.6 versus 96.9; LTL tonnage per workday increased 1.1%; LTL shipments per workday were down 2.1%; our LTL yield increased 7.1%, primarily due to continued pricing actions and freight mix changes.

I’m pleased with the success across many fronts that resulted in a 430 basis point improvements in our operating ratio for the quarter. Saia’s excellent service quality, continued progress with yield, and focus on operational excellence were key contributors to the margin improvement. Saia is well positioned to continue to advance our value proposition, with investments in quality, operational excellence, and refinements in pricing.

Here are a few of the highlights that we achieved that contributed to our results this quarter. Consistent delivery of 98% on-time service — industrial engineering initiatives and corresponding operational efficiencies have reduced purchase transportation by 14%. Fuel-efficiency, supported by our electronic on-board devices, improved by over 6%.

Accident expense due to improved frequency and severity was 36% below last year. Cargo claims expense was 29% lower than last year. Our implementation of a granular, more sophisticated pricing and profit management philosophy over the past year has materially improved our yields. Our targeted marketing efforts and additional inside sales resources are contributing to our double-digit revenue growth in our field business.

Ongoing investments in quality, technology, and equipment continue to support operational efficiencies, increased customer satisfaction, and enhance our Company’s image. I believe that our team’s execution with respect to customer service, yield management, and optimization initiatives has never been better and provides Saia with a solid foundation for further progress throughout 2012.

Now I’d like to have Jim Darby review our second-quarter and year-to-date results.

Jim Darby - Saia, Inc. — VP, Finance and CFO

Thanks, Rick, and good morning, everyone. As Rick mentioned, the second-quarter 2012 earnings per share were $0.72 compared to $0.21 in the second quarter of 2011. For the quarter revenues were $288 million, with an operating income of $21.2 million. This compares to 2011 second-quarter revenue of $266 million and a reported operating income of $8.3 million.

The LTL yield from the second quarter 2012 increased by 7.1%, which primarily reflects the favorable impact of continued pricing actions. Continuing our trend from the past several quarters, yield showed steady improvement as we continue to achieve price increases and target poorly-operating freight.

Our industrial engineering initiatives and operational effectiveness have reduced our reliance on purchased transportation, significantly enhanced our fuel utilization, and reduced our self-insurance costs. The quarter, however, did include higher cost from wage and benefit increases necessary to compensate our workforce and meet customer requirements.

Our investments in and commitment to our Quality Matters program are paying off. Our focus on safety training, along with the decline in cargo claims, resulted in a $1.7 million reduction in claims and insurance expense in the second quarter.

Depreciation and amortization ran $12 million during the quarter versus $8.8 million in the prior-year quarter, due to our significant capital expenditures for tractors and trailers which are now in service.

As we previously announced, we implemented a 3% wage and salary increase Company-wide effective on July 1. This increase will add approximately $13 million in expense on an annualized basis. We anticipate the impact of this wage increase to be partially offset by further productivity and efficiency gains.

Year-to-date revenues were $556 million compared to $509 million in the prior-year period, a 9.3% increase. In the first half of 2012 operating income was $32.2 million with net income of $17.4 million, compared to operating income of $12.3 million with net income of $4.1 million in the prior-year period. Earnings per share were $1.06 compared to $0.25 in the first half of 2011.

Our effective tax rate was 38.3% year to date for 2012. For modeling purposes, we expect our effective tax rate to be approximately 39% for the full year 2012.

At June 30, 2012, total debt was $90.7 million. Net of the Company’s $0.8 million cash balance, net debt to total capital was 27.4%. This compares to total debt of $81.4 million and net debt to total capital of 25.1% at June 30, 2011.

Net capital expenditures for the first half of 2012 were $69.3 million. This compares to $20.6 million of capital expenditures during the same period in 2011.

The Company is planning net capital expenditures in 2012 of approximately $80 million. This level reflects the purchase of replacement tractors and trailers. The Company anticipates that the increased capital investments will favorably impact maintenance expenses in the future and has already reduced the age of tractor fleet. Also, the 2012 planned capital expenditures include Saia’s continued investment in technology.

Now I’d like to turn the call back to Rick.

Rick O’Dell - Saia, Inc. — President, CEO

Thank you, Jim. On July 2 we acquired Robart Transportation, Inc., and its subsidiary, RL Services Group. Headquartered in Duluth, Georgia, Robart companies have provided customers with quality truckload brokerage and logistics services since 1981.

This acquisition supports our strategic goal of diversifying our portfolio of service offerings for Saia’s customers. The Robart Companies bring the strength of long-standing customer relationships, as well as their expertise in truckloads and logistics.

These companies operate well and have a competent talented management team led by their President, Sharon Burton. We plan to rebrand these companies in the fourth quarter and begin to cross-market their services to Saia’s 60,000-plus customers thereafter. We believe that cross-selling and bundling opportunities represent excellent growth opportunities for Saia over time.

The second quarter was marked by significant margin and profit progress achieved through solid execution across our network. I believe our ongoing investments in technology and quality have set the stage for us to build upon these demonstrated results.

We remain committed to our core strategy of improving yields, building density, enhancing customer satisfaction, and reducing costs through engineer and process improvements and continuous employee training. This strategy provides the base for long-term profitable growth and increased shareholder and customer value.

With these comments, we’re now ready to answer your questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). Jason Seidl, Dahlman Rose.

Jason Seidl - Dahlman Rose & Co. — Analyst

Well, congratulations on an exceptionally strong quarter, guys. I usually don’t say that, but I think I’ll make this an exception this time around.

Looking at your yields, they were obviously up very strong, even in the face of what looked to be weight per shipment going against you, and obviously, diesel didn’t do much to help you in the quarter. So could you help me add a little bit — to understand, how much of this was just you pushing pricing through? And I know, Jim, you made the comment that pricing improved throughout the quarter. But also, how much of it was from some of the programs that you’ve initiated over, let’s call it, the past six months to 12 months?

Rick O’Dell - Saia, Inc. — President, CEO

Well, obviously, we’ve been doing this for a period of time. Our theoretical yield model shows that true yield adjusted for length of haul and weight per shipment improved over 6%.

Our contract renewals in the quarter again averaged over 6%. And I think if you really look at us, we’ve adopted a more granular pricing philosophy to make sure that we are properly compensated for our quality, for lane imbalances, and for specialized services that we do. So it’s a combination of things. I think the environment that has been pretty good and we’ve specifically identified some internal opportunities to improve and have made those improvements throughout our organization and our approach to the marketplace.

Jason Seidl - Dahlman Rose & Co. — Analyst

Okay, that’s fair. When you look at your ability to offset some of the inflationary costs that you have with productivity, can you walk us through some of the key initiatives that are going to help you do that going forward?

Rick O’Dell - Saia, Inc. — President, CEO

Sure. We continue to support our efficiency initiatives with technology. If you look at the electronic onboard computer devices that we have, certainly helped us with fuel economy. There’s also some — the recording devices in there — for instance, hard braking instances and following distances, etc., are helping us from a safety perspective.

Some of the dock technology we’ve put in place and some handheld technology that we’ve put in place are helping us from an efficiency standpoint in terms of managing for better routes. We’re in the process of finalizing — we’re further advancing a process where we take a picture of every load. And in some of our major lanes, we take two pictures of the load, at the halfway point and that the final point, which has helped us both from a low-quality perspective as well as make sure we have the proper density on all of our trailers.

So I think there are a number of things across a bunch of fronts where we’re continuing to improve. And I think if you look at us — we’ve been in a fairly flat tonnage environment or modest increase tonnage environment in our network for two years now. So we just continue to hone and refine our processes and make sure we’re rolling out technology and utilizing it to its fullest. And those things are clearly paying some dividends.

Jason Seidl - Dahlman Rose & Co. — Analyst

I know. Absolutely. I’ll leave some of the tonnage questions to everyone else, because I’m sure they’ll be asked, but Jim, on the capital program, not a factor you guys are spending $80 million, because I think we talked about that in some prior calls, but you’re really — you’re coming off of two strong capital years here in 2011 and 2010 — excuse me, 2011 and 2012. That’s after two extremely weak capital spending years, 2009 and 2010. Where should we think as we model out 2013 should be? Is it going to be even? Is it going to trend down a little bit, because you’ve already done a lot of catch up? I am looking for directionally, here.

Jim Darby - Saia, Inc. — VP, Finance and CFO

Right. As you know, we were heavily invested last year with our CapEx and this year to bring on new tractors. And we’ve driven down the age of the tractor fleet below 6 now. We’re at about 5.7.

So we have pretty much caught up the deferred capital needs there, but, I would expect what we’ll see next year is that we’ll be elevating the spend on trailers. So I would expect it to still be elevated, at least for next year, and then we’ll figure out from there.

Jason Seidl - Dahlman Rose & Co. — Analyst

You mean elevated compared to this year, or elevated compared to some of your prior years?

Jim Darby - Saia, Inc. — VP, Finance and CFO

More like this year.

Jason Seidl - Dahlman Rose & Co. — Analyst

More like this year. Okay, that’s very helpful. Guys, thanks for the time as always. I’ll give it to somebody else here.

Rick O’Dell - Saia, Inc. — President, CEO

Thanks, Jason.

Operator

David Ross, Stifel Nicolaus.

David Ross - Stifel Nicolaus — Analyst

Rick, you’ve done a lot of stuff over the last couple of years to really get OR to where it is today — which is actually one of the better ones in the public space. What has been the hardest thing to get right, if you look at operations, sales, pricing or something else? And then what item are you currently most focused on?

Rick O’Dell - Saia, Inc. — President, CEO

I guess if I look at our business, there’s not — I don’t think there is one thing that is particularly complicated about our business. The complication in our business is that you have to manage everything well to have a good operating ratio.

So I guess that’s probably the hardest thing, right, is to make sure you’re advancing or you’re optimal in every area, right? And I guess I would tell you probably the most difficult thing over the last couple of years has been to get our pricing right. The market has provided that opportunity, because I think everyone knew that the environment clearly needed to improve, so we took that as an opportunity to exercise some of the things that we knew that we needed to do.

But I think maybe that is a difficult thing from a pricing perspective, because — I said this on the call a few times, this pushing on price and making sure you’re properly compensated for your value proposition is somewhat of an inexact science. And you don’t really know what the results are going to be until you take the risk. And so I think we’ve done a good job of managing through this over the last couple of years and balancing our need and desire for tonnage versus our need and desire for yield.

I don’t know if that’s a good answer for your question.

David Ross - Stifel Nicolaus — Analyst

It’s helpful, and I do agree that you’ve done good job. The increase in average weight per shipments, could you talk a little bit about freight mix? Can you break down maybe how much is this current customer shipping more with you, maybe because their businesses doing better, or you’re providing better service? And how much is just different kinds of freight that you’re winning?

Rick O’Dell - Saia, Inc. — President, CEO

I guess in terms of our business mix, the Southwest and the upper Midwest continue to be our strongest from a tonnage and revenue growth perspective. And then our field business is essentially growing. We are seeing double-digit growth in our field business amongst our smaller customers.

And probably as you might expect, our national account business is actually negative from a shipment and tonnage basis. And I think what we’re seeing in a lot of cases is when we implement more sophisticated tracing pricing by lane and for specialized services, etc., in some cases we’re not as big a player with some of our national accounts as we used to be. In a lot of cases we’re certainly maintaining relationships, but sometimes we don’t have as big a position with them because of the changes that we have made in our pricing to be a little more sophisticated for what works best for us.

Those things are probably impacting our business mix quite a bit. And I think some of our focus on yield — a lot of — some minimum shipments don’t pay their way very well, so we’ve been focused on making sure we’re properly compensated by segment and by customer. And so I think we’re seeing some increase in weight per shipment because of that — probably more so than the economy, but it has been pretty consistent.

We’ve seen some pretty big increases in weight per shipment and revenue per shipment. These clearly contributed to our profit improvement.

David Ross - Stifel Nicolaus — Analyst

Yes, definitely. And with the maintenance expense, is that declining yet? I know the fleet’s been refreshed, average age is coming down. That is, I think, in the fuel operating expense and supplies line, Jim, but if you can just comment on what maintenance expense is doing?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Maintenance expense, we haven’t seen the decline yet, Dave. Because we were just getting some of the older units out and we did a lot of trades right at the end of the quarter, we expect that to drop off as we going into the second half of the year and be somewhat favorable from the run rate we’ve seen. But it hasn’t dropped off yet in the numbers you are looking at.

David Ross - Stifel Nicolaus — Analyst

Okay. And then last question on the Robart deal — how is that going to be reported in the numbers going forward? Is that just going to be a separate revenue line for logistics, or is there going to be revenue and operating income broken out?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Well, we’re still working through that entire presentation-type thing. I would tell you, Dave, what we’re looking at from having them on the last six months, the impact we expect from them is about $0.02 incremental, and wouldn’t have a big impact on the revenue line. And we’ll get more precise as we go forward with that.

David Ross - Stifel Nicolaus — Analyst

Great. Thank you very much.

Rick O’Dell - Saia, Inc. — President, CEO

Thanks, Dave.

Operator

William Greene, Morgan Stanley.

William Greene - Morgan Stanley — Analyst

I wanted to just get a little bit of clarification. There is a couple of different trends here going on I thought maybe you could help us reconcile. So you got a lot of initiatives in place that are creating improvement that would be better than the normal seasonality that we would see.

And on the other hand, we’ve got all this macro uncertainty out there. Didn’t seem fully reflected in your tonnage numbers, but maybe if you try to piece the two together and we look going forward, how much of an improvement above seasonality should we expect in OR from the initiatives versus what is being taken away, potentially, by the economy?

Rick O’Dell - Saia, Inc. — President, CEO

Well, first of all, I think some of the fundamental changes that we’ve made within our organization from a business mix management and a pricing management we believe are sustainable through our value proposition. So that’s probably the first answer.

And I think, too, some of the quality and efficiency initiatives that we’ve implemented — I don’t expect those to go backwards, so we would expect those things to be sustainable. We are seeing some softness from a tonnage perspective. If you look at sequential quarter to quarter, our historical Q2 to Q3 performance has averaged about half a point worse over the last several years —

William Greene - Morgan Stanley — Analyst

That’s on tonnage growth?

Rick O’Dell - Saia, Inc. — President, CEO

No, no, no. It’s sequentially, our operating ratio —

William Greene - Morgan Stanley — Analyst

Operating ratio, okay.

Rick O’Dell - Saia, Inc. — President, CEO

— usually deteriorates about a half a point. So usually the Q2 is our best quarter of the year.

There’s some moving parts to this year. We have an earlier general rate increase. We’ve got a wage increase that we announced of 3% that is going into effect July 1, and last year, that was in December, so that will accelerate a little bit.

Our tonnage trends have softened a little bit into June and July, so it’s probably consistent with the economic news that we’re seeing. And so with the strength of the second quarter and some of these factors, we think we’ll probably be in the range of a point higher than our historical average seasonal OR trend.

William Greene - Morgan Stanley — Analyst

Okay. And you mentioned it, so we’ll just follow up on it. In terms of the tonnage trends in July, are they actually negative because you weren’t that positive even in the second quarter?

Rick O’Dell - Saia, Inc. — President, CEO

Jim can take you — we normally report the monthly tonnage trends. Jim will take you through those.

Jim Darby - Saia, Inc. — VP, Finance and CFO

William, I’ll walk you through it. As you mentioned, our LTL tonnage was up 1.1% for the quarter. But if you look at the breakdown of the individual month, April was up 1.8%; May was up 2.0%; and June was down 0.5%. It did soften up a little bit in June. What we’re seeing month to date in July, as far as the LTL tonnage, we’re looking at being down about 1.6% versus July a year ago.

William Greene - Morgan Stanley — Analyst

Okay. And when you think about the mix of it, or when you look at the weight per shipment or the shipment count, do those follow similar trends?

Jim Darby - Saia, Inc. — VP, Finance and CFO

I would say it’s tracking about the same in terms of — with that being down, the LTL shipments year over year are down a little bit more, but the relationship is about the same.

William Greene - Morgan Stanley — Analyst

But because of the pricing and the initiatives you have in place, you still think you can get a bit of an OR improvement in the third quarter?

Rick O’Dell - Saia, Inc. — President, CEO

Over last year?

William Greene - Morgan Stanley — Analyst

Sorry, over second quarter.

Rick O’Dell - Saia, Inc. — President, CEO

No. What we said was normally the OR is about 0.5 point worse, and we expect it to be — the OR to be a little bit higher than the historical trend.

William Greene - Morgan Stanley — Analyst

Right. Okay. Great. Thank you for all the help.

Rick O’Dell - Saia, Inc. — President, CEO

All right, thanks.

Operator

Jack Waldo, Stephens Inc.

Jack Waldo - Stephens Inc. — Analyst

Good morning and congrats. Jim, just looking at the year-over-year comparison, I think your LTL tonnage was up 2.5% in the third quarter of 2011. And I just want to make sure, it was pretty consistent throughout the quarter, is that right?

Jim Darby - Saia, Inc. — VP, Finance and CFO

I don’t have third quarter 2011 in front of me, but I don’t remember any big variances.

Renée McKenzie - Saia, Inc. — Treasurer

I’ll get back with you on that, Jack.

Jim Darby - Saia, Inc. — VP, Finance and CFO

— month over month. We’ll call you back, Jack.

Jack Waldo - Stephens Inc. — Analyst

Okay. And then Rick, with the GRI in place, would you expect pricing to be up sequentially?

Rick O’Dell - Saia, Inc. — President, CEO

Yes.

Jack Waldo - Stephens Inc. — Analyst

Okay. Are there any — aside from the GRI, are there any contracts, maybe a percent of your book or anything, that were renewed in the second quarter that would impact pricing as well?

Rick O’Dell - Saia, Inc. — President, CEO

Yes. I commented earlier about our contract renewals in the quarter again averaged over 6%. So our run rate per yield is up pretty significantly. And we have seen an increase every month.

And what I would tell you is while tonnage trends have softened, I think the yield environment has still been pretty good. And I commented earlier that one of the goals we have, obviously, is to manage our yield progress and our tonnage to have an appropriate balance there for margins. And we would expect that to continue to do that going forward.

One of the positives, obviously, is a lot of the yield adjustments that we needed to correct — material yield adjustments that we needed to correct our margins are behind us. So I would expect as we have future contract renewals, there’s not as much corrective pricing that needs to take place, which should have less risk from a tonnage perspective going forward. And yet, what we’re seeing is the yield environment is still pretty good.

Jack Waldo - Stephens Inc. — Analyst

Got you. And then, Rick, the slowness that you talking about, is it from any specific sectors or geographies?

Rick O’Dell - Saia, Inc. — President, CEO

No, I don’t think so. It seems to be pretty consistent. For us, the Southwest is a little bit stronger than some of the other areas, and we continue to see that from a shipper perspective.

Jack Waldo - Stephens Inc. — Analyst

Got you. And have you seen any noticeable difference in your weight per shipment over the last month, say, relative to the previous two months?

Rick O’Dell - Saia, Inc. — President, CEO

It’s still up year over year. It has actually slipped about 10 pounds. So we were at record levels a couple of months ago. We were at 1182. And we’ve never seen that number before. I think month to date now we are — our LTL shipment is about 1173, I think. So it has dropped about 10 pounds.

Jack Waldo - Stephens Inc. — Analyst

Okay. Well, thank you guys very much, and congrats again.

Operator

Scott Group, Wolfe Trahan.

Scott Group - Wolfe Trahan & Co. — Analyst

So I heard that you gave the monthly tonnage numbers. Can you give us the same-store yields, please, and monthly yields through second quarter, and what you’re seeing in July?

Rick O’Dell - Saia, Inc. — President, CEO

We don’t give monthly sequential yield numbers. But what I would tell you is our yields — obviously, we took a 6.9% general rate increase on July 9, and that applies to 25% to 30% of our business.

So as you would expect, yields are up in July over where they were in June, and our contract renewals renew ratably through the year on the other 70% of our business. And as we commented, we’re getting about a 6% renewals through the quarter. So ,I don’t know if that helps you from a modeling perspective or not.

Scott Group - Wolfe Trahan & Co. — Analyst

That helps. What is the GRI being put in July, just as it feels like freight is slowing. Does it feel like you are having a tougher time getting that GRI to stick? Does it feel like there are carriers that are being less aggressive with their GRIs? I’m just wondering if some of the tonnage drop-off you saw in July is related to you guys being maybe more aggressive on the GRI than some other guys.

Rick O’Dell - Saia, Inc. — President, CEO

Our general rate increase was in line with 90% of the marketplace, from what my data shows, anyway. So I wouldn’t think that would be a material impact. But I don’t know. We’re three weeks in. We’ve been disciplined with the general rate increase, and we expect to continue to do that and see where the tonnage settles in. And while it has softened a little bit, I’m not that displeased with the absolute revenue amount or our profit outlook at this point in time.

Scott Group - Wolfe Trahan & Co. — Analyst

So you’re not seeing a tougher time getting the GRI to stick relative to last year’s GRI?

Rick O’Dell - Saia, Inc. — President, CEO

No.

Scott Group - Wolfe Trahan & Co. — Analyst

Okay, that’s helpful.

Rick O’Dell - Saia, Inc. — President, CEO

I mean it’s early. Its three weeks into the general rate increase, but we’ve made very, very few exceptions.

Scott Group - Wolfe Trahan & Co. — Analyst

Got you. Can you just — maybe I missed what you’re saying on the insurance side. Is the benefit in this quarter — is that an ongoing benefit, or more one-timer? How should we think about that claims and insurance line? It was 2.1% of revenue in the second quarter. Is that a good way to think about it going forward?

Jim Darby - Saia, Inc. — VP, Finance and CFO

What I would tell you about that is that’s a second consecutive quarterly improvement in our cargo claims, and which we think should be sustainable, but it was also affected by a favorable accident severity in the quarter, which versus what we would project as normal severity, probably saved us about $1 million on that line. So if you’re looking on out for the claims and insurance line, the severity, which is hard to predict, probably was favorable by about $1 million.

Scott Group - Wolfe Trahan & Co. — Analyst

And how do we think about, Jim, the maintenance improvements that you just talked about on one of the earlier questions, going forward?

Jim Darby - Saia, Inc. — VP, Finance and CFO

We think it will start impacting us, because we’ve got most of the older units out now. We’ve sold off most of the older units. The new ones are in service. We think we’ll start seeing modest improvement in the maintenance lines in third and fourth quarter, maybe $1 million, $1.5 million per quarter.

Scott Group - Wolfe Trahan & Co. — Analyst

Okay, that’s great. And just last thing I wanted to clarify — the comment about the OR. Were you suggesting that if it’s normally 50 basis points worse, that it’s going to be 100 basis points worse or 150 basis points worse than second quarter? I guess I just wasn’t sure what you are trying to say.

Rick O’Dell - Saia, Inc. — President, CEO

Probably in the range of 150.

Scott Group - Wolfe Trahan & Co. — Analyst

Worse than second quarter?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Right.

Scott Group - Wolfe Trahan & Co. — Analyst

Okay.

Jim Darby - Saia, Inc. — VP, Finance and CFO

And as you might expect, obviously there is some potential volatility around that with self-insurance and other issues.

Scott Group - Wolfe Trahan & Co. — Analyst

Do you think fuel is a benefit or hurt in the second quarter?

Jim Darby - Saia, Inc. — VP, Finance and CFO

In the second quarter the fuel was favorable. There were some pretty favorable fuel dynamics. And that’s one issue that we don’t believe to be sustainable. It’s kind of unusual.

I think our fuel surcharge mechanisms clearly work pretty well. And the situation we had this quarter was that the wholesale to retail spreads were at unusually high levels. We get our surcharge off of retail fuel and we buy a fair amount of our fuel on a wholesale basis. We had a temporary benefit during the quarter.

Scott Group - Wolfe Trahan & Co. — Analyst

That’s better now than in third quarter?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Correct.

Rick O’Dell - Saia, Inc. — President, CEO

Yes.

Scott Group - Wolfe Trahan & Co. — Analyst

Okay. All right, I appreciate the time. Thanks a lot.

Jim Darby - Saia, Inc. — VP, Finance and CFO

All right, thank you.

Operator

Thom Albrecht, BB&T.

Thom Albrecht - BB&T Capital Markets — Analyst

Congratulations. Rick, that feeling I had in mid-June, nice to see it play out there. I wanted to explore a couple of things here, because you’ve got such a great ball of opportunities here to continue to improve things.

On your purchase transportation expense being down $3.5 million, is that overwhelmingly because you’re able to manage your network better and be able to use your own equipment? Or is there something else behind that?

Rick O’Dell - Saia, Inc. — President, CEO

I think it’s a combination of managing our network efficiently, with a combination — optimizing our internal miles and selectively using purchase transportation appropriately, where it makes sense.

And then I would tell you that it’s also — some of our pricing actions may have optimized sub-optimal lanes, shall we say. In other words, freight that wasn’t paying its way in the headhaul lane, when it goes away, then you’re not buying the purchased transportation. So the combination of the two is favorable to margins.

Thom Albrecht - BB&T Capital Markets — Analyst

And then on the fuel and operating expense line, as a percentage of that, Jim, how much of that would be roughly maintenance and operating supplies?

Jim Darby - Saia, Inc. — VP, Finance and CFO

I would say if you’re talking about maintenance for parts and outside maintenance that probably runs about $12 million for the quarter.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay, and so — .

Jim Darby - Saia, Inc. — VP, Finance and CFO

And that I would say was flat.

Thom Albrecht - BB&T Capital Markets — Analyst

I’m sorry?

Jim Darby - Saia, Inc. — VP, Finance and CFO

That was flat. We haven’t seen that improve yet.

Thom Albrecht - BB&T Capital Markets — Analyst

Right. That’s my next question. So I know in the April call you articulated that at some point, maintenance costs would begin to fall once the fleet got refreshed to a certain level.

Is that something we can start to see a little bit in Q3 or still a little bit later? And to what extent might it fall? $1 million a quarter? Or do you have a sense yet?

Jim Darby - Saia, Inc. — VP, Finance and CFO

It’s hard for me to predict, but yes, we’re expecting it to fall starting in third and fourth quarter. Because we’ve got most of the older units out now, and the newer ones are running and in service. So we expect to see some benefit in third and fourth quarter, maybe $1 million to $1.5 million a quarter.

Thom Albrecht - BB&T Capital Markets — Analyst

I went back and looked at your ORs — the quarterly ORs since you were spun out of Jevic or whatever, YRC. The best you’ve ever done that I’ve got is a 92.4 in the second quarter of 2006.

Setting aside the sequential changes in ORs and that, have you thought, though, over the next two or three years where your OR could potentially go? Because you’re basically in the best-ever territory at 92.6, but with very little help from the economy. And with a sense that there is still enormous buckets of productivity and efficiencies to drive, do you have a thought where — we look out, where that OR might go?

Rick O’Dell - Saia, Inc. — President, CEO

Yes — it’s just modeling, obviously. But I think if we could get a combination of some economic — positive economic environment and even a modest rate environment with some of our improved pricing sophistication, there’s obviously a multiple additional OR points, at least two or three, right?

Thom Albrecht - BB&T Capital Markets — Analyst

Well, that would be my sense. And I’m not viewing that as guidance, just viewing that as a discussion. So — the other thing I wanted to ask is whether you can make further progress in improving margins.

Rick O’Dell - Saia, Inc. — President, CEO

Tom, I would say this, and I would say this internally to our organization, too. I consider the things that we’ve done thus far — while I think we’ve clearly made some good progress, and it has really manifest itself over the last three quarters absent some accident volatility we had in the fourth quarter, that I consider where we are to be work in process.

Thom Albrecht - BB&T Capital Markets — Analyst

Yes, that is sort of my sense. Okay, last question, dovetailing off what Jack asked about. On the weight per shipment, you made some comments, Rick, on some of that maybe due to your own initiatives. So I want to understand that little bit better. How much of that is changing mix, or changing — versus maybe strength in your customers’ organic shipments?

Rick O’Dell - Saia, Inc. — President, CEO

In my opinion it’s mostly mix management.

Thom Albrecht - BB&T Capital Markets — Analyst

I mean, what do you mean by that exactly?

Rick O’Dell - Saia, Inc. — President, CEO

Meaning we have restructured pricing amongst a large number of customers and 3PLs that probably drove some minimums — what we viewed as being unattractive minimums to somebody else.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay.

Rick O’Dell - Saia, Inc. — President, CEO

Who thinks they work better for them.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay. I got it. All right. Well, thank you very much.

Operator

Art Hatfield, Raymond James.

Art Hatfield - Morgan Keegan & Co., Inc. — Analyst

Great quarter. Just a couple of, actually, numbers. And you may not have some of these available, so I can get them later if not. But first, by chance, you have the working days for 2013 by quarter, if at all possible, handy?

Jim Darby - Saia, Inc. — VP, Finance and CFO

For 2013?

Art Hatfield - Morgan Keegan & Co., Inc. — Analyst

Yes.

Jim Darby - Saia, Inc. — VP, Finance and CFO

We will send them to you. We have that, because we have looked at it. We’ll send it to you.

Art Hatfield - Morgan Keegan & Co., Inc. — Analyst

Okay, no problem. That would be helpful. And then just as we think about the back half of the year, you made some commentary about the historical OR movement Q2 to Q3.

If I look back, Q3 to Q4 is in that 100, 150 basis point range. Am I right in that number, or did I not go back far enough in looking at your history?

Jim Darby - Saia, Inc. — VP, Finance and CFO

We came up with an average of about 0.50 an OR point worse, but —

Art Hatfield - Morgan Keegan & Co., Inc. — Analyst

Q3 to Q4?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Oh, 3 to 4?

Renée McKenzie - Saia, Inc. — Treasurer

It’s about 150.

Jim Darby - Saia, Inc. — VP, Finance and CFO

Yes, I think you’re about right. We’ll confirm that, because —

Rick O’Dell - Saia, Inc. — President, CEO

Oh, 3 to 4, yes, that’s right. I’m sorry.

Jim Darby - Saia, Inc. — VP, Finance and CFO

That sounds right, Art. And we will get you that when we get the work days as well, because we have it.

Art Hatfield - Morgan Keegan & Co., Inc. — Analyst

Okay, that’s helpful. And then just thinking about going forward, you’ve done such a great job implementing productivity improvements, more efficiency to the network. And I would guess that that’s a little bit easier to do in an environment where your volumes are where they have been at recently.

How do you deal with the fact that when volumes start to come back and you start to add costs — I guess, first, what level of volumes do you think you can handle without a big increase in costs at this point in time? And what do you do to maintain those efficiencies volumes start to come back into the network?

Rick O’Dell - Saia, Inc. — President, CEO

Sure. We have facility capacity in the 15% to 20% range.

Art Hatfield - Morgan Keegan & Co., Inc. — Analyst

Okay.

Rick O’Dell - Saia, Inc. — President, CEO

We have equipment capacity probably in the 5% range. And we have managed through growth environments in the past, and I think we actually have put some framework within our organization to manage through seasonality better than we’ve ever done before — planning, staffing planning for vacations, etc. And we have improved our sophistication there in some of our internal tools.

And I would expect that that would help us manage — just like we manage through seasonality, it should help us manage through a period of growth, as well. So I actually feel like we have a better framework today to manage through growth than we have in the past.

And just like what we’re seeing today, we’re actually obviously growing in certain segments and within certain regions of our Company, and other ones where we’ve made some pricing adjustments that resulted in tonnage declines, we’re managing costs there effectively, as well.

So I guess in my opinion, some of our operational excellence and the sophistication that we have there should help us manage through those growth periods and maintain — I would actually expect to see some improvements from density. That’s the one challenge that we’re faced with today, is we’re actually improving our efficiency without the benefits of density.

And yes, historically, obviously that’s what you would seek and what you would expect is to be able to leverage those tonnage increases and not have to grow your labor as quickly.

Art Hatfield - Morgan Keegan & Co., Inc. — Analyst

Right. I think the environment we’re in today shows the power of good cost controls and what pricing can do for you if managed correctly. Great. That’s all I’ve got today. Thanks for the time.

Rick O’Dell - Saia, Inc. — President, CEO

Okay, thanks, Art.

Operator

Jason Seidl, Dahlman Rose.

Jason Seidl - Dahlman Rose & Co. — Analyst

Guys, real quick, the percent of business in the quarter that you had with [bill play] brokerage versus the prior year, what was that?

Jim Darby - Saia, Inc. — VP, Finance and CFO

We don’t have a specific number on that. It’s probably is in the range of in excess of 20% of our revenue.

Jason Seidl - Dahlman Rose & Co. — Analyst

And what was it last year?

Jim Darby - Saia, Inc. — VP, Finance and CFO

It was actually up. Our 3PL basis is actually up.

Jason Seidl - Dahlman Rose & Co. — Analyst

Okay, that’s helpful. And Jim, can you remind —

Jim Darby - Saia, Inc. — VP, Finance and CFO

I think some of our pricing actions have impacted the mix of our 3PL business.

Jason Seidl - Dahlman Rose & Co. — Analyst

Okay, so it’s up, but it might have switched the people that you’re dealing with?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Right. Or the types of shipments in some of the lanes that we have. Just like some of our more granular pricing with our major customers, we’re doing some the same things with the 3PL pricing.

Jason Seidl - Dahlman Rose & Co. — Analyst

Okay, that makes a lot of sense. Jim, could you remind us the OR impact in Q4 of last year from the severe accident that you had right at the end of the quarter? And if you don’t have it in front of you, you can give it to me offline.

Jim Darby - Saia, Inc. — VP, Finance and CFO

It was about $3 million.

Jason Seidl - Dahlman Rose & Co. — Analyst

$3 million? Okay. I will do the math then. Guys, I appreciate it as always.

Rick O’Dell - Saia, Inc. — President, CEO

All right, great. Thanks, Jason.

Operator

I would now like to turn the call back over to those speakers for any additional remarks.

Rick O’Dell - Saia, Inc. — President, CEO

All right, well, thanks for your interest in Saia. We appreciate it, and we’ll talk to you guys soon.

Operator

Thank you, ladies and gentlemen that will conclude today’s presentation. We do appreciate your attendance. You may now disconnect.